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Vineyard National Bancorp

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Jon Salmanson

Norman Morales

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders Intend to Propose Alternate Slate

of Directors

Shareholders Take First Step by Submitting Bylaw Amendments

New York, New York — February 25, 2008 – Jon Salmanson, a longtime shareholder of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), announced today that he intends to nominate an alternate slate of directors for the Vineyard Board of Directors in connection with its upcoming Annual Meeting of Shareholders. Joining Mr. Salmanson is Norman Morales, Vineyard’s former president, chief executive officer, seven-year director and its single largest individual shareholder.

Messrs. Salmanson and Morales took the first step toward proposing an alternate slate of directors by submitting to Vineyard Bylaw amendments that would permit the two shareholders or any other shareholder to nominate an alternate slate of directors for the upcoming Annual Meeting of Shareholders. Two other proposals are technical in nature and are designed to ensure that the current board of directors does not take action to prevent the proposed consent solicitation described herein from accomplishing its purposes. Messrs. Salmanson and Morales submitted the Bylaw amendments to Vineyard with initial written consents representing 4,000 shares. The two shareholders intend to file their own written consents representing approximately 4.1% of Vineyard’s outstanding shares in the near future. The two shareholders also filed today with the United States Securities and Exchange Commission (“SEC”) a preliminary Consent Solicitation Statement stating they intend to obtain the written consent of a majority of the outstanding shares of Vineyard to approve the Bylaw amendments no later than April 25, 2008.

Mr. Salmanson issued the following statement: “The shareholders of Vineyard have invested in a strategic vision under which Vineyard has evolved into a major regional community bank. Despite a challenging market for all financial institutions, we believe the greatest opportunity for Vineyard’s shareholders lies in our ability to execute the plans put in place, and consistently communicated to the investment community with a strong and passionate voice, by its former President and Chief Executive Officer Norman Morales. The effort is centered on a thesis of what is best for the shareholders, which starts with a supportive and experienced board of directors. Our intent is to assist in the restoration of shareholder value which has eroded over the past few months.”

Mr. Morales also added: “I believe the correct course for the Company is imbedded in the strategic plan which I have communicated to the investment community, including diversifying and growing our business, entrepreneur and cash management lines in order to better balance our concentrations in real estate and construction lending. The Vineyard franchise, created over the past seven years, requires a steady and deliberate plan of execution, the involvement of the investment community and its shareholders. Opportunity and success can be had in the long term for Vineyard once these challenging times are behind us. I welcome the opportunity to be a part of the action today and welcome the support of fellow investors.”

Mr. Salmanson also added: “Good companies are built around a vision led by a strong captain. I, and many others like myself, have invested in Mr. Morales’ vision for a strong, super regional community bank. I believe that shareholder value is maximized when the investment community has confidence in the strategic plan developed by management with oversight by a strong and competent Board. We are acting today to help regain your confidence in a team led by Mr. Morales with the support of a diverse board of directors.”

Vineyard’s Bylaws currently require shareholders to submit nominations for directors more than five months prior to the Annual Meeting (i.e., by December 18th). Since December 18, 2007, Norman Morales, Vineyard’s President, Chief Executive Officer and a member of its Board of Directors has resigned. Vineyard’s Chairman of the Board of Directors has been appointed interim President and Chief Executive Officer, however Vineyard has not communicated to the investment community a course for the future other than the groundwork Mr. Morales previously outlined.

Our primary Bylaw amendment is a reasonable measure to accommodate situations where there have been major changes in management or the board of directors following the deadline with respect to which a shareholder currently could nominate a slate of directors. This is one of those situations. The other two proposals are described in our Consent Solicitation Statement filed today with the SEC, which will be made available to all shareholders.

Today we have taken the first step, with the support of fellow shareholders, by calling to amend Vineyard’s Bylaws. Once Vineyard’s Bylaws are amended, we fully expect to nominate a new slate of experienced directors representing shareholders’ interest to be elected at Vineyard’s 2008 Annual Meeting of Shareholders.

Mr. Salmanson has been involved in the securities business since 1983 as a licensed broker, and has worked for Northeast Securities in New York City since 2001. Mr. Salmanson manages over $100 million for high net worth individuals and small institutions and has specialized in small and midcap companies with a focus on the banking sector.

Mr. Salmanson currently holds 7,875 shares of Vineyard common stock and is the beneficial owner of 107,148 shares of Vineyard common stock.

Mr. Morales currently holds 248,259 shares of Vineyard common stock and is the beneficial owner of 320,451 shares of Vineyard common stock.

Questions should be referred to:
Jon Salmanson
212-607-5412 j2salman@yahoo.com

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a preliminary Consent Solicitation Statement and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT, PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement and proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, P.O. Box c/o Northeast Securities, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.